Exhibit 99.1

AUGUST 13, 2007 EMAIL TO EMPLOYEES

PI Employees:

On Tuesday August 14th, 2007 we expect to commence a Tender Offer with respect to stock options held by our employees that are subject to the adverse tax consequences of IRS Section 409A. We encourage you to reread my memorandum to you of August 1, 2007, and fully understand the implications of IRS Section 409A before you exercise any affected options. We also strongly encourage you not to exercise affected options until you have consulted with your personal tax, legal or financial advisors.

We expect to provide 409A training for employees who hold affected options on Wednesday August 15th at 11:00 a.m. and 5:30 p.m. and Thursday August 16th at 11:00 a.m. and 5:30 p.m. Training will take place in the Jupiter room in Building A. Please plan on attending one of these training sessions. Please bring any questions you may have to the training session. We expect to provide further information on Tuesday.

Regards,

Rafael

Tender Offer Notice:

The full details of any tender offer, including complete instructions on how to tender your Affected Options, will be included in the tender offer statement, offer to purchase, the letter of transmittal and related materials, which will be delivered to eligible employees who hold Amended Options promptly following commencement of the offer. You should read carefully the tender offer statement, offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. You may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by Power Integrations with the SEC at the SEC’s website at www.sec.gov. When available, you also may obtain a copy of these documents, free of charge, from Power Integrations by contacting Laura Bright.